Exhibit 99.1

Nucor Reports Results for Second Quarter and First Half of 2017

CHARLOTTE, N.C., July 20, 2017 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $323.0 million, or $1.00 per diluted share, for the second quarter of 2017. By comparison, Nucor reported net earnings of $356.9 million, or $1.11 per diluted share, for the first quarter of 2017 and net earnings of $243.6 million, or $0.76 per diluted share, for the second quarter of 2016.

In the first half of 2017, Nucor reported consolidated net earnings of $679.9 million, or $2.11 per diluted share, compared with consolidated net earnings of $331.2 million, or $1.03 per diluted share, in the first half of last year.

Earnings (loss) before income taxes and noncontrolling interests by segment were as follows for the second quarter and first six months of 2017 and 2016 (in thousands):

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Steel mills	$ 617,366	$ 530,727	$ 1,301,527	$ 811,099
Steel products	45,809	82,946	72,731	125,313
Raw materials	66,227	(27,181)	92,618	(90,553)
Corporate/eliminations	(221,266)	(196,608)	(409,765)	(286,412)
	$ 508,136	$ 389,884	$ 1,057,111	$ 559,447

Included in the first quarter of 2017 earnings are inventory related purchase accounting charges of $9.8 million, or $0.02 per diluted share, associated with the recent acquisitions of Southland Tube and Republic Conduit.

Nucor's consolidated net sales increased 7% to $5.17 billion in the second quarter of 2017 from $4.82 billion in the first quarter of 2017 and increased 22% compared with $4.25 billion in the second quarter of 2016. Average sales price per ton in the second quarter of 2017 increased 5% from the first quarter of 2017 and increased 17% from the second quarter of 2016. Total tons shipped to outside customers were 6,748,000 tons in the second quarter of 2017, a 2% increase from the first quarter of 2017 and a 5% increase from the second quarter of 2016. Total second quarter steel mill shipments increased 3% from the first quarter of 2017 and increased 7% from the second quarter of 2016. Second quarter of 2017 downstream steel products shipments to outside customers increased 9% from the first quarter of 2017 and increased 1% from the second quarter of 2016.

In the first half of 2017, Nucor's consolidated net sales increased 25% to $9.99 billion, compared with $7.96 billion in last year's first half, and total tons shipped to outside customers increased 6% from the first half of 2016, while average sales price per ton increased 19%.

The average scrap and scrap substitute cost per ton used during the second quarter of 2017 was $313, an increase of 10% from $284 in the first quarter of 2017 and an increase of 35% compared with $232 in the second quarter of 2016. The average scrap and scrap substitute cost per ton used in the first half of 2017 was $298, an increase of 40% from $213 in the first half of 2016.

Overall operating rates at our steel mills increased to 90% in the second quarter of 2017 as compared to 89% in both the first quarter of 2017 and the second quarter of 2016. Operating rates for the first half of 2017 increased to 90% as compared with 84% for the first half of 2016.

Total steel mill energy costs in the second quarter of 2017 were comparable to the first quarter of 2017 and increased approximately $2 per ton compared to the second quarter of 2016, primarily due to higher natural gas unit costs. Total steel mill energy costs for the first half of 2017 also increased $2 per ton compared to the first half of 2016 primarily due to higher natural gas unit costs.

Our liquidity position remains strong with $1.6 billion in cash and cash equivalents and short-term investments, as of July 1, 2017, and an untapped $1.5 billion revolving credit facility that does not expire until April 2021.

In May, Nucor announced that it is investing an estimated $176 million to build a hot band galvanizing and pickling line at its sheet mill in Ghent, Kentucky. The new galvanizing line will expand Nucor Steel Gallatin's product capabilities and should have an annual capacity of 500,000 tons. Once the necessary approvals are obtained, it is expected to take two years to construct the galvanizing line and begin operations.

In June, Nucor's board of directors declared a cash dividend of $0.3775 per share payable on August 11, 2017 to stockholders of record on June 30, 2017. This dividend is Nucor's 177th consecutive quarterly cash dividend, a record we expect to continue.

Imports continue to negatively impact the U.S. steel industry. Through the first half of 2017, finished steel imports have increased an estimated 15% compared to the same period last year and account for an estimated 27% share of the U.S. market. The industry continues to pursue trade cases to combat unfairly traded imports. Final determinations issued earlier this year against cut-to-length steel plate imports from twelve countries are having a positive impact as steel imports of these products have decreased in the first six months of this year compared to the same period last year. Last month, the U.S. International Trade Commission made final injury determinations affirming the Department of Commerce's antidumping duties in the steel concrete reinforcing bar (rebar) case against Japan and Turkey, as well as final countervailing duties on rebar imports from Turkey. A final decision regarding Taiwan is still pending. In May, the government determined that there is a reasonable indication that the U.S. steel industry is materially injured or threatened with material injury by reason of carbon and certain alloy steel wire rod imports from ten countries. As a result, the government will continue its wire rod antidumping and countervailing duty investigations, and is expected to issue preliminary duty determinations in the coming months.

The performance of our steel mills segment, particularly of our sheet mills and bar mills, decreased in the second quarter of 2017 as compared to the first quarter of 2017. Market conditions for hot-rolled sheet products have been challenging due to aggressive competition. The profitability of our plate mills improved in the second quarter of 2017 as compared to the first quarter of 2017. The performance of our downstream products segment improved in the second quarter of 2017 as compared to the first quarter of 2017. The profitability of the downstream products segment in the second quarter of 2017 decreased from the second quarter of 2016 due to a highly competitive market environment and margin compression resulting from higher steel prices. In particular, our rebar fabrication operations have experienced significant declines in performance due to downward pressure on pricing caused by surges of rebar imports. Our raw materials segment's performance increased in the second quarter of 2017 as compared to the first quarter of 2017 due to the profitable performance of both of our direct reduced iron facilities.

Earnings in the third quarter of 2017 should be in a range similar to the quarterly results of the first half of 2017. Nonresidential construction indicators, such as the Dodge Momentum Index and Architecture Billings Index, continue to suggest that construction activity will remain healthy through the end of the year. We continue to gain ground in the automotive market and expect to continue that trend through the remainder of the year. We are encouraged by improved energy markets compared to the depressed levels of 2015 and 2016.

In the fourth quarter of 2016, the Company changed its method of accounting for certain inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method, which required retrospective application to prior period financial statements. Accordingly, all amounts for prior periods presented in this release are presented after the retrospective application of the change in accounting principle.

Nucor and its affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including competition from imports and substitute materials; (2) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (3) market demand for steel products; and (4) energy costs and availability. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's fiscal 2016 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's second quarter results on July 20, 2017 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Three Months (13 Weeks) Ended			Six Months (26 Weeks) Ended
	July 1, 2017	July 2, 2016	Percentage Change	July 1, 2017	July 2, 2016	Percentage Change
Steel mills total shipments
Sheet	2,719	2,682	1%	5,424	5,250	3%
Tubular products	227	-		450	-
Bars	2,001	1,960	2%	3,958	3,708	7%
Structural	588	596	-1%	1,199	1,197	-
Plate	614	600	2%	1,191	1,154	3%
Other	198	92	115%	272	268	1%
	6,347	5,930	7%	12,494	11,577	8%

Sales tons to outside customers:
Steel mills	5,322	5,082	5%	10,524	9,981	5%
Joist	104	95	9%	205	193	6%
Deck	104	108	-4%	210	209	-
Cold finished	120	110	9%	242	229	6%
Fabricated concrete
reinforcing steel	291	304	-4%	538	546	-1%
Other	807	758	6%	1,613	1,447	11%
	6,748	6,457	5%	13,332	12,605	6%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended

	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016

Net sales	$ 5,174,769	$ 4,245,772	$ 9,989,948	$ 7,961,348

Costs, expenses and other:
Cost of products sold	4,465,144	3,660,512	8,520,073	7,061,103
Marketing, administrative and other expenses	170,211	161,711	346,637	271,456
Equity in earnings of unconsolidated affiliates	(13,302)	(6,819)	(22,058)	(16,064)
Interest expense, net	44,580	40,484	88,185	85,406
	4,666,633	3,855,888	8,932,837	7,401,901
Earnings before income taxes and
noncontrolling interests	508,136	389,884	1,057,111	559,447
Provision for income taxes	166,412	118,515	337,739	165,581
Net earnings	341,724	271,369	719,372	393,866
Earnings attributable to
noncontrolling interests	18,676	27,749	39,425	62,681
Net earnings attributable to
Nucor stockholders	$ 323,048	$ 243,620	$ 679,947	$ 331,185

Net earnings per share:
Basic	$1.00	$0.76	$2.12	$1.03
Diluted	$1.00	$0.76	$2.11	$1.03

Average shares outstanding:
Basic	320,439	319,360	320,332	319,299
Diluted	321,226	319,578	321,186	319,435

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	July 1, 2017	Dec. 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$ 1,511,353	$ 2,045,961
Short-term investments	50,000	150,000
Accounts receivable, net	2,081,150	1,631,676
Inventories, net	3,326,563	2,479,958
Other current assets	213,626	198,798

Total current assets	7,182,692	6,506,393

Property, plant and equipment, net	5,062,423	5,078,650

Goodwill	2,179,641	2,052,728

Other intangible assets, net	946,978	866,835

Other assets	740,991	718,912

Total assets	$ 16,112,725	$ 15,223,518

LIABILITIES
Current liabilities:
Short-term debt	$ 39,197	$ 17,959
Long-term debt due within one year	1,100,000	600,000
Accounts payable	1,214,313	838,109
Salaries, wages and related accruals	422,744	428,829
Accrued expenses and other current liabilities	549,052	505,069

Total current liabilities	3,325,306	2,389,966

Long-term debt due after one year	3,240,694	3,739,141

Deferred credits and other liabilities	834,812	839,703

Total liabilities	7,400,812	6,968,810

EQUITY
Nucor stockholders' equity:
Common stock	151,920	151,734
Additional paid-in capital	2,004,079	1,974,672
Retained earnings	8,067,846	7,630,916
Accumulated other comprehensive loss,
net of income taxes	(292,935)	(317,843)
Treasury stock	(1,553,845)	(1,559,614)
Total Nucor stockholders' equity	8,377,065	7,879,865

Noncontrolling interests	334,848	374,843

Total equity	8,711,913	8,254,708

Total liabilities and equity	$ 16,112,725	$ 15,223,518

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Six Months (26 Weeks) Ended

	July 1, 2017	July 2, 2016

Operating activities:
Net earnings	$ 719,372	$ 393,866
Adjustments:
Depreciation	318,278	306,088
Amortization	45,443	35,587
Stock-based compensation	41,159	37,576
Deferred income taxes	(4,173)	11,687
Distributions from affiliates	46,877	37,026
Equity in earnings of unconsolidated affiliates	(22,058)	(16,064)
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(396,452)	(398,266)
Inventories	(781,581)	(183,056)
Accounts payable	371,158	452,815
Federal income taxes	(14,114)	129,325
Salaries, wages and related accruals	(5,794)	32,091
Other operating activities	28,849	27,697

Cash provided by operating activities	346,964	866,372

Investing activities:
Capital expenditures	(189,235)	(227,342)
Investment in and advances to affiliates	(19,000)	(12,508)
Disposition of plant and equipment	12,509	11,631
Acquisitions (net of cash acquired)	(478,410)	-
Purchases of investments	(50,000)	(550,000)
Proceeds from the sale of investments	150,000	100,000
Other investing activities	(990)	6,265

Cash used in investing activities	(575,126)	(671,954)

Financing activities:
Net change in short-term debt	21,235	(31,375)
Issuance of common stock	7,432	1,882
Payment of tax withholdings on certain stock-based compensation	(13,185)	(9,407)
Excess tax benefits from stock-based compensation	-	916
Distributions to noncontrolling interests	(79,420)	(78,684)
Cash dividends	(242,704)	(240,302)
Acquisition of treasury stock	-	(5,173)
Other financing activities	(1,101)	(4,630)

Cash used in financing activities	(307,743)	(366,773)

Effect of exchange rate changes on cash	1,297	14,036

Decrease in cash and cash equivalents	(534,608)	(158,319)

Cash and cash equivalents - beginning of year	2,045,961	1,939,469

Cash and cash equivalents - end of six months	$ 1,511,353	$ 1,781,150

Non-cash investing activity:
Change in accrued plant and equipment purchases	$ (12,927)	$ 2,630

CONTACT: For Investor/Analyst Inquiries - Gregg Lucas, 704-972-1841; For Media Inquiries - Katherine Miller, 704-353-9015